Exhibit 99.1

Global Partners Signs Agreement to Acquire Majority Interest in Basin Transload LLC

- Partnership Secures 160,000 Barrels per Day of Rail Loading Capacity in North Dakota

- Provides Global with Unique Combination of Origin and Destination Assets

- Transaction Expected to Close by the End of 2012

WALTHAM, Mass.--(BUSINESS WIRE)--October 5, 2012--Expanding its presence in the energy-rich Bakken region, Global Partners LP (NYSE: GLP) today announced that it has signed a purchase agreement to acquire a 60% membership interest in Basin Transload LLC (“Basin Transload”), which operates two transloading facilities in North Dakota with a combined rail loading capacity of 160,000 barrels per day. The total purchase price is expected to be approximately $80 million.

The transloading facilities are approximately 195 miles apart in Columbus and Beulah, North Dakota. The Columbus facility is located along the Canadian Pacific Railway and provides single line haul service to Global’s recently expanded terminal in Albany, NY. Basin Transload’s Beulah site, which supports crude oil production efforts in the Williston Basin, is located along the Burlington Northern Santa Fe Railroad with direct long-haul service to the West Coast and Gulf Coast markets. The Partnership owns and operates a 100,000 barrel storage tank and truck offloading rack at the Columbus facility.

Under the purchase agreement, Global will acquire a 60% membership interest in Basin Transload, with the remaining 40% split evenly between current owners TGC, L.P. and MBI Holdings, LLC. Global intends to arrange an optimal financing structure for the transaction, and is currently considering several debt financing options.

The transaction is expected to be accretive in the first full year of operation, based on current operating and anticipated future performance of the Basin Transload assets and economic and market conditions.

“The acquisition of a majority stake in Basin Transload significantly broadens and strengthens our energy infrastructure in the Bakken region,” said Eric Slifka, Global’s president and chief executive officer. “The strategic locations of the Basin Transload facilities, as well as their proximity and ease of access to key suppliers, create flexibility and logistical advantages for Global. These assets enhance our footprint in one of the fastest growing oil producing regions in North America, creating new opportunities to drive product volumes and increase cash flow through a wide range of value-added services to producers and refiners.”

“The dramatic growth in Bakken crude oil production and related rail transport is another key component in Global’s diversification strategy,” Slifka said. “Our recently completed Albany rail expansion, for example, serves as a ‘virtual pipeline’ to transport crude and other products from the mid-continent region to Albany, directly addressing the lack of pipeline infrastructure on the East Coast. Our rail shipments to the East Coast average just four or five days, with some completed in as little as two-and-a-half days. From Albany, it’s then just a day to day-and-a-half trip by barge to the East Coast refineries.”

“We believe that Global and Basin Transload form a unique combination of Bakken crude origin and destination assets,” Slifka said. “This transaction creates strategic value for customers through the transportation not only of crude, but also the movement of other energy supplies and products to market.”

The transaction, which has been approved by the Board of Directors of the Partnership’s general partner, Global GP LLC, is subject to customary regulatory approvals, due diligence and various other customary commercial closing conditions. The purchase is expected to be completed by the end of this year.

About Global Partners LP

Global Partners LP, a publicly traded master limited partnership based in Waltham, Massachusetts, owns, controls or has access to one of the largest terminal networks of refined petroleum products and renewable fuels in the Northeast. Global is a leader in the logistics of transporting crude and other products from the mid-continent region to the East Coast. The Partnership is one of the largest wholesale distributors of gasoline (including blendstocks such as ethanol and naphtha), distillates (such as home heating oil, diesel and kerosene), residual oil and renewable fuels to wholesalers, retailers and commercial customers in the New England states and New York. In addition, the Partnership has a portfolio of approximately 1,000 gas stations in nine Northeastern states. The Partnership also is a distributor of natural gas. A FORTUNE 500® company, Global Partners trades on the New York Stock Exchange under the ticker symbol "GLP." For additional information, please visit www.globalp.com.

Forward-looking Statements

Some of the information contained in this news release may contain forward-looking statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “may,” “believe,” “should,” “could,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “continue,” “will likely result,” or other similar expressions. In addition, any statement made by Global Partners LP’s management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Global Partners LP or its subsidiaries are also forward-looking statements.

Although Global Partners LP believes these forward-looking statements are reasonable as and when made, there may be events in the future that Global Partners LP is not able to predict accurately or control, and there can be no assurance that future developments affecting Global Partners LP’s business will be those that it anticipates.

For additional information about risks and uncertainties that could cause actual results to differ materially from the expectations Global Partners LP describes in its forward-looking statements, please refer to Global Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent filings the Partnership makes with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made. Global Partners LP expressly disclaims any obligation or undertaking to update forward-looking statements to reflect any change in its expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

CONTACT:
Global Partners LP
Thomas J. Hollister, 781-894-8800
Chief Operating Officer and
Chief Financial Officer
or
Global Partners LP
Edward Faneuil, 781-894-8800
Executive Vice President,
General Counsel and Secretary